Exhibit 10.44

Execution version

AMENDMENT

This AMENDMENT (this “Amendment”) dated as of November 10, 2011 (the “Effective Date”) between Net Element, Inc. (“Net Element”), Denise Muyco (“Muyco”), and StratusCore, Inc. (“StratusCore”) amends that certain Stock Purchase Agreement (the “SPA”) dated August 9, 2011 (the “SPA Date”) between Net Element and Muyco.  All capitalized terms not otherwise defined herein shall have the meaning so proscribed in the SPA.

WHEREAS, the parties mutually agree that it is in the best interest of the parties not to consummate the acquisition as contemplated in the SPA and to leave the all control and ownership of StratusCore with Muyco and to work together in the furtherance of their individual companies as provided herein.

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           SPA Null and Void.  Net Element and Muyco acknowledge that the Closing, as contemplated in the SPA has not occurred as of the SPA Date.  The SPA shall be null and void in its entirety ab initio and shall be replaced in its entirety with the terms of this Amendment. The parties hereto agree to take all steps reasonably required and necessary or advisable in order to unwind the transactions contemplated pursuant to the SPA with the effect that each of parties hereto will be reverted to the same position economically and with respect to the ownership of StratusCore and the assets of StratusCore.

2.           Confidential Materials.  Net Element and StratusCore agree that all of their respective confidential materials and assets (plans, strategy, works, findings, product development, codes, specifications, R&D efforts/findings, physical assets, accounts, domain names, and all other assets developed/purchased in the in the interest of StratusCore will be returned to StratusCore not later than ten (10) business days after the Effective Date.  StratusCore shall reciprocate and cooperate in good faith returning all confidential materials to Net Element no later than ten (10) business days from the Effective Date.  Confidentiality covenants will be honored from all individuals who received such confidential information during and after the Closing.

3.           Additional Funding/Support.  Net Element shall continue to fund agreed upon operations of StratusCore until January 31, 2012 (the “Stub Period”) with such monthly amounts beginning on November 1, 2011 based on an agreed upon budget.  In addition, StratusCore may continue to use certain agreed upon development assets of Net Element beyond the Stub Period at a cost plus basis.

4.           Accounting/Convertible Note.  Net Element shall conduct an accounting of amounts actually expended (not allocations of overhead expenses) on the operations of StratusCore between the Effective Date and the end of the Stub Period of this Amendment and upon agreement by Muyco such amount shall be accounted for in an interest free, convertible note from StratusCore, that shall be converted into equity of StratusCore at the same rate as Muyco agrees to accept investment from a bona fide third party in the next investment round or lender terms.  In the event that there is no further investment required, the amount invested in StratusCore by Net Element will be based on the valuation originally set in June 2011.

5.           Business Development/Partnerships.  The parties continue to believe in the synergies between the various business units of the parties and intend to pursue mutually beneficial business development and partnership opportunities when appropriate in the future.  The terms and scope of any such business development and/or partnership opportunities and the resulting terms, conditions, and obligations will be mutually agreed upon in the sole discretion of each party.

6.           Signatures.  This Amendment may be executed in several counterparts or counterpart signature pages, and all so executed shall constitute one instrument notwithstanding that all of the undersigned are not signatories to the original thereof or the same counterpart or counterpart signature page.  A facsimile or PDF of a signature to this Amendment shall be deemed and treated for all purposes of execution to be as valid as an original signature thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the Effective Date.

NET ELEMENT, INC., a Delaware corporation

By:	/s/ Jonathan New
Name: Jonathan New
Title: Chief Financial Officer

/s/ Denise Muyco
Denise Muyco, in her individual capacity

STRATUSCORE, INC., a Washington corporation

By:	/s/ Denise Muyco
Name: Denise Muyco
Title: President